Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports Third Quarter 2024 Results;

Updates Full Year 2024 Outlook; and Declares Quarterly Cash Dividend

Boca Raton, Florida, October 28, 2024 (BUSINESS NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended September 30, 2024.

Highlights of the third quarter include:

•	Net income of $255.9 million or $2.40 per share

•	Industry-leading AFFO per share of $3.32

•	Increased full year 2024 outlook across all key metrics

•	Issued $2.07 billion of Tower Securities at a blended effective rate of 4.778%, more than 1% below the previously estimated rate

•	Entered into an agreement to purchase over 7,000 sites in Central America from Millicom

Subsequent to the third quarter of 2024, SBA entered into an agreement to purchase over 7,000 communication sites in Central America from Millicom International Cellular S.A. (“Millicom”) for approximately $975.0 million in cash. These sites are located in Guatemala, Honduras, Panama, El Salvador, and Nicaragua, with significantly all cash flows denominated in USD. The sites to be acquired in this transaction are anticipated to produce approximately $129.0 million of revenues and $89.0 million of tower cash flow during their first full year of operations after closing. Upon closing, Millicom will enter into country-specific Master Lease Agreements (“MLAs”) to lease back space on all acquired sites for an initial term of 15 years. The MLAs will also incorporate an extension to SBA’s approximately 1,500 existing site leases with Millicom for a new 15-year term. Additionally, as part of the purchase agreement, SBA and Millicom have agreed to a seven-year exclusivity right for SBA to build up to 2,500 build-to-suit sites in Central America for Millicom with new leases on any sites built having an initial lease term of 15 years. This transaction is expected to close some time in 2025.

In addition, the Company announced today that its Board of Directors has declared a quarterly cash dividend of $0.98 per share of the Company’s Class A Common Stock. The distribution is payable December 12, 2024 to the shareholders of record at the close of business on November 14, 2024.

“We continued to execute well during the third quarter, producing operational and financial results in line with our expectations,” commented Brendan Cavanagh, President and Chief Executive Officer. “Carrier activity in the US increased from levels during the first half of the year, indicating a positive upward trajectory that we anticipate will carry through the balance of 2024 and into 2025. Leasing results across our international markets also remained very solid during the quarter, and our services business had its strongest quarter of the year in terms of both revenue and gross profit. Our positive results and momentum have allowed us to increase our full year outlook for all key financial metrics. During the quarter, we also made significant progress with regard to our balance sheet, refinancing $1.8 billion in upcoming debt maturities at rates well below our estimates from just a few months ago, repricing our $2.3 billion Term Loan B to reduce our interest rate by 25 basis points, and locking in a new forward starting interest rate hedge in order to minimize exposure under our floating rate debt. These accomplishments demonstrate our access to attractively priced capital and our position as a preferred issuer across the various debt markets in which we participate. In addition, in support of our stated desire to secure our position as a leader in each market where we operate and to align ourselves with the leading carriers in each market, subsequent to quarter-end we entered into a purchase agreement with Millicom for over 7,000 sites throughout Central America. As a result of this transaction and the strength of our existing portfolio in the region, we will be the leading tower company across all of Central America. We are excited to support Millicom in advancing their network goals, as well as broadly growing access to wireless services throughout these markets. We are well situated to continue opportunistically taking advantage of value enhancing investments in new assets and stock repurchases, as well as to capture growth from our customers’ accelerating network investments.”

Operating Results

The table below details select financial results for the three months ended September 30, 2024 and comparisons to the prior year period.

Consolidated	Q3 2024	Q3 2023	$ Change	% Change	% Change excluding FX (1)
	($ in millions, except per share amounts)
Site leasing revenue	$625.7	$637.4	$(11.7)	(1.8%)	0.3%
Site development revenue	41.9	45.1	(3.2)	(7.1%)	(7.1%)
Tower cash flow (1)	507.6	511.7	(4.1)	(0.8%)	1.1%
Net income	255.9	85.4	170.5	199.6%	106.9%
Earnings per share – diluted	2.40	0.80	1.59	198.4%	109.3%
Adjusted EBITDA (1)	472.6	482.1	(9.5)	(2.0%)	(0.2%)
AFFO (1)	358.3	364.1	(5.8)	(1.6%)	0.7%
AFFO per share (1)	3.32	3.34	(0.02)	(0.6%)	1.8%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.

Total revenues in the third quarter of 2024 were $667.6 million compared to $682.5 million in the prior year period, a decrease of 2.2%. Site leasing revenue in the third quarter of 2024 of $625.7 million was comprised of domestic site leasing revenue of $464.9 million and international site leasing revenue of $160.8 million. Domestic cash site leasing revenue in the third quarter of 2024 was $463.9 million compared to $461.0 million in the prior year period, an increase of 0.6%. International cash site leasing revenue in the third quarter of 2024 was $160.8 million compared to $169.4 million in the prior year period, a decrease of 5.1%, or an increase of 2.8% on a constant currency basis. Site development revenues in the third quarter of 2024 were $41.9 million compared to $45.1 million in the prior year period, a decrease of 7.1%.

Site leasing operating profit in the third quarter of 2024 was $507.8 million, a decrease of 2.2% from the prior year period. Site leasing contributed 98.2% of the Company’s total operating profit in the third quarter of 2024. Domestic site leasing segment operating profit in the third quarter of 2024 was $396.0 million, a decrease of 1.4% from the prior year period. International site leasing segment operating profit in the third quarter of 2024 was $111.8 million, a decrease of 4.9% from the prior year period.

Tower Cash Flow in the third quarter of 2024 of $507.6 million was comprised of Domestic Tower Cash Flow of $394.1 million and International Tower Cash Flow of $113.5 million. Domestic Tower Cash Flow in the third quarter of 2024 increased 0.2% over the prior year period and International Tower Cash Flow decreased 4.2% from the prior year period, or increased 3.8% on a constant currency basis. Tower Cash Flow Margin was 81.3% in the third quarter of 2024, as compared to 81.2% for the prior year period.

Net income in the third quarter of 2024 was $255.9 million, or $2.40 per share, and included a $16.2 million gain, net of taxes, on the currency-related remeasurement of intercompany loans with foreign subsidiaries which are denominated in a currency other than the subsidiaries’ functional currencies. Net income in the third quarter of 2023 was $85.4 million, or $0.80 per share, and included a $31.2 million loss, net of taxes, on the currency-related remeasurement of intercompany loans with foreign subsidiaries which are denominated in a currency other than the subsidiaries’ functional currencies.

Adjusted EBITDA in the third quarter of 2024 was $472.6 million, a 2.0% decrease from the prior year period. Adjusted EBITDA Margin in the third quarter of 2024 was 70.9% compared to 71.4% in the prior year period.

Net Cash Interest Expense in the third quarter of 2024 was $88.7 million compared to $94.1 million in the prior year period, a decrease of 5.7%.

AFFO in the third quarter of 2024 was $358.3 million, a 1.6% decrease from the prior year period. AFFO per share in the third quarter of 2024 was $3.32, a 0.6% decrease from the prior year period, or a 1.8% increase on a constant currency basis.

Investing Activities

During the third quarter of 2024, SBA acquired 51 communication sites for total cash consideration of $194.1 million. SBA also built 147 towers during the third quarter of 2024. As of September 30, 2024, SBA owned or operated 39,762 communication sites, 17,477 of which are located in the United States and its territories and 22,285 of which are located internationally. In addition, the Company spent $12.9 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the third quarter of 2024 were $272.1 million, consisting of $14.3 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $257.8 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the third quarter of 2024, in addition to the sites under contract with Millicom, the Company purchased or is under contract to purchase 45 communication sites for an aggregate consideration of $16.3 million in cash that it expects to close by the end of the first quarter of 2025.

Financing Activities and Liquidity

SBA ended the third quarter of 2024 with $12.4 billion of total debt, $9.4 billion of total secured debt, $263.6 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $12.1 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 6.4x and 4.8x, respectively.

During the third quarter of 2024, the Company, through its wholly owned subsidiary, SBA Senior Finance II, executed and priced an amendment to its Senior Credit Agreement to (1) reduce the stated rate of interest of the Initial Term Loans from, at SBA Senior Finance II’s election, the Base Rate plus 100 basis points or Term SOFR plus 200 basis points to, at SBA Senior Finance II’s election, the Base Rate plus 75 basis points or Term SOFR plus 175 basis points, and (2) amend certain other terms and conditions under the Senior Credit Agreement. This transaction was closed on October 2, 2024.

During the third quarter of 2024, the Company, through an existing trust, executed and priced $1.45 billion of 4.831% Secured Tower Revenue Securities Series 2024-1C which have an anticipated repayment date of October 9, 2029 and a final maturity date of October 8, 2054 (the “2024-1C Tower Securities”) and $620.0 million of 4.654% Secured Tower Revenue Securities Series 2024-2C which have an anticipated repayment date of October 8, 2027 and a final maturity date of October 8, 2054 (the “2024-2C Tower Securities”). The Tower Securities were issued on October 11, 2024. The aggregate $2.07 billion of 2024-1C Tower Securities and 2024-2C Tower Securities have a blended effective interest rate of 4.778% and a weighted average life through the anticipated repayment date of 4.4 years. Net proceeds from this offering were used to repay the aggregate principal amount of the 2014-2C Tower Securities ($620.0 million) and the remaining proceeds will be used to repay the aggregate principal amount of the 2019-1C Tower Securities ($1.165 billion), the 2019-1R Tower Securities ($61.4 million), and for general corporate purposes.

During the third quarter of 2024, the Company, through its wholly owned subsidiary, SBA Senior Finance II, entered into a forward-starting interest rate swap agreement for a portion of its 2024 Term Loan to swap $1.0 billion of notional value accruing interest at one month Term SOFR for a fixed rate of 3.000%. The swap has an effective start date of March 31, 2025 (coinciding with the expiration date of the current 0.050%, $1.95 billion notional value swap) and a maturity date of April 11, 2028. This swap is in addition to the forward-starting interest rate swap previously executed in November 2023. The combined notional value of both forward-starting swaps of $2.0 billion will effectively fix one month Term SOFR at a blended fixed rate of 3.415% from March 31, 2025 to April 11, 2028.

As of the date of this press release, the Company had no amount outstanding under its $2.0 billion Revolving Credit Facility.

The Company did not repurchase any shares of its Class A common stock during the third quarter of 2024. As of the date of this filing, the Company has $204.7 million of authorization remaining under its approved repurchase plan.

In the third quarter of 2024, the Company declared and paid a cash dividend of $105.3 million.

Outlook

The Company is updating its full year 2024 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2024 Outlook assumes the acquisitions of only those communication sites under contract which are expected to close prior to year-end at the time of this press release. The Company may spend additional capital in 2024 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2024 guidance. The Outlook also does not contemplate any additional repurchases of the Company’s stock or new debt financings during 2024, although the Company may ultimately spend capital to repurchase stock or issue new debt during the remainder of the year.

The Company’s Outlook assumes an average foreign currency exchange rate of 5.65 Brazilian Reais to 1.0 U.S. Dollar, 1.36 Canadian Dollars to 1.0 U.S. Dollar, 2,730 Tanzanian shillings to 1.0 U.S. Dollar, and 17.60 South African Rand to 1.0 U.S. Dollar throughout the fourth quarter of 2024.

(in millions, except per share amounts)	Full Year 2024			Change from July 29, 2024 Outlook (7)	Change from July 29, 2024 Outlook Excluding FX
Site leasing revenue (1)	$2,520.0	to	$2,530.0	$8.0	$5.5
Site development revenue	$140.0	to	$150.0	$5.0	$5.0
Total revenues	$2,660.0	to	$2,680.0	$13.0	$10.5
Tower Cash Flow (2)	$2,040.0	to	$2,050.0	$6.0	$4.0
Adjusted EBITDA (2)	$1,890.0	to	$1,900.0	$9.0	$7.5
Net cash interest expense (3)	$355.0	to	$361.0	$(2.0)	$(2.0)
Non-discretionary cash capital expenditures (4)	$51.0	to	$57.0	$(2.0)	$(2.0)
AFFO (2)	$1,427.0	to	$1,454.0	$10.5	$8.5
AFFO per share (2) (5)	$13.20	to	$13.45	$0.09	$0.07
Discretionary cash capital expenditures (6)	$490.0	to	$500.0	$150.0	$149.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)	Consists of tower maintenance and general corporate capital expenditures.
(5)

Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 108.1 million. Outlook does not include the impact of any potential future repurchases of the Company’s stock during 2024.

(6)

Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include easements or payments to extend lease terms and expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

(7)	Changes from prior outlook are measured based on the midpoint of outlook ranges provided.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, October 28, 2024 at 5:00 PM (EDT) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, October 28, 2024 at 5:00 PM (ET)

Dial-in Number:	(877) 692-8955

Access Code:	3722027

Conference Name:	SBA Third quarter 2024 results

Replay Available:	October 28, 2024 at 11:00 PM to November 11, 2024 at 12:00 AM (TZ: Eastern)

Replay Number:	(866) 207-1041 – Access Code: 8723461

Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release and the Company’s earnings call include forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) execution of the Company’s growth strategies and the impacts to its financial performance, (ii) organic leasing growth in the U.S. and the drivers of that growth, including continued investments by, and market demands on, the Company’s customers, (iii) the Company’s capital allocation strategy, (iv) the Company’s anticipations regarding interest rates, (v) the Company’s outlook for financial and operational performance in 2024, the assumptions it made and the drivers contributing to its updated full year guidance, (vi) the timing of closing for currently pending acquisitions, (vii) the Company’s tower portfolio growth and positioning for future growth, (viii) asset purchases, share repurchases, and debt financings, (ix) carrier activity in the U.S., (x) network consumption growth and network strain, (xi) the Company’s ability to capture growth from customers’ accelerating network investments, (xii) the purchase agreement with Millicom, including the anticipated revenues, tower cash flows and other anticipated benefits of the sites under contract with Millicom, (xiii) our international business, (xiv) the Company’s operations and markets, and (xv) foreign exchange rates and their impact on the Company’s financial and operational guidance and the Company’s 2024 Outlook.

The Company wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in the Company’s business as well as other important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the impact of recent macro-economic conditions, including increasing interest rates, inflation and financial market volatility on (a) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (b) the Company’s business and results of operations, and on foreign currency exchange rates and (c) consumer demand for wireless services, (2) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, South Africa, Tanzania, and in other international markets; (3) the Company’s ability to accurately identify and manage any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the Company’s ability to manage expenses and cash capital expenditures at anticipated levels; (6) the impact of continued consolidation among wireless service providers in the U.S. and internationally, on the Company’s leasing revenue and the ability of Dish to compete as a nationwide carrier; (7) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (8) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (11) the Company’s ability to achieve the new builds targets included in its anticipated annual portfolio growth goals, which will depend, among other things, on obtaining zoning and regulatory approvals, availability of labor and supplies, and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2024; and (12) the Company’s ability to meet its total portfolio growth, which will depend, in addition to the new build risks, on the Company’s ability to identify and acquire sites at prices and upon terms that will provide accretive portfolio growth, competition from third parties for such acquisitions and our ability to negotiate the terms of, and acquire, these potential tower portfolios on terms that meet our internal return criteria.

With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration, its ability to accurately anticipate the future performance of the acquired towers and any challenges or costs associated with the integration of such towers. With respect to the repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes. Furthermore, the Company’s forward-looking statements and its 2024 outlook assumes that the Company continues to qualify for treatment as a REIT for U.S. federal income tax purposes and that the Company’s business is currently operated in a manner that complies with the REIT rules and that it will be able to continue to comply with and conduct its business in accordance with such rules. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a leading independent owner and operator of wireless communications infrastructure including towers, buildings, rooftops, distributed antenna systems (DAS) and small cells. With a portfolio of more than 39,000 communications sites in 15 markets throughout the Americas, Africa, and the Philippines, SBA is listed on NASDAQ under the symbol SBAC. Our organization is part of the S&P 500 and is one of the top Real Estate Investment Trusts (REITs) by market capitalization. For more information, please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Revenues:
Site leasing	$625,697	$637,440	$1,880,430	$1,880,851
Site development	41,898	45,104	105,504	155,709

Total revenues	667,595	682,544	1,985,934	2,036,560

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	117,948	118,277	346,893	353,411
Cost of site development	32,391	31,493	82,705	114,914
Selling, general, and administrative expenses (1)	60,087	64,821	191,161	200,412
Acquisition and new business initiatives related adjustments and expenses	5,388	5,612	19,379	16,622
Asset impairment and decommission costs	12,670	33,063	87,928	92,320
Depreciation, accretion, and amortization	63,515	180,674	204,444	544,909

Total operating expenses	291,999	433,940	932,510	1,322,588

Operating income	375,596	248,604	1,053,424	713,972

Other income (expense):
Interest income	6,999	5,266	21,359	12,765
Interest expense	(95,711)	(99,322)	(289,632)	(301,835)
Non-cash interest expense	(7,192)	(7,898)	(22,715)	(29,655)
Amortization of deferred financing fees	(5,185)	(5,097)	(15,405)	(15,129)
Loss from extinguishment of debt, net	—	—	(4,428)	—
Other income (expense), net	23,700	(48,330)	(125,811)	29,961

Total other expense, net	(77,389)	(155,381)	(436,632)	(303,893)

Income before income taxes	298,207	93,223	616,792	410,079
Provision for income taxes	(42,316)	(7,861)	(46,906)	(22,192)

Net income	255,891	85,362	569,886	387,887
Net loss attributable to noncontrolling interests	2,643	2,057	6,020	4,397

Net income attributable to SBA Communications
Corporation	$258,534	$87,419	$575,906	$392,284

Net income per common share attributable to SBA
Communications Corporation:
Basic	$2.41	$0.81	$5.35	$3.62

Diluted	$2.40	$0.80	$5.33	$3.60

Weighted-average number of common shares
Basic	107,486	108,373	107,683	108,288

Diluted	107,922	108,891	108,072	109,017

(1)

Includes non-cash compensation of $15,732 and $20,615 for the three months ended September 30, 2024 and 2023, respectively, and $54,376 and $63,709 for the nine months ended September 30, 2024 and 2023, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

ASSETS	September 30, 2024	December 31, 2023
	(unaudited)
Current assets:
Cash and cash equivalents	$186,339	$208,547
Restricted cash	61,019	38,129
Accounts receivable, net	111,018	182,746
Costs and estimated earnings in excess of billings on uncompleted contracts	24,742	16,252
Prepaid expenses and other current assets	67,149	38,593

Total current assets	450,267	484,267
Property and equipment, net	2,783,921	2,711,719
Intangible assets, net	2,492,360	2,455,597
Operating lease right-of-use assets, net	2,322,890	2,240,781
Acquired and other right-of-use assets, net	1,379,281	1,473,601
Other assets	772,944	812,476

Total assets	$10,201,663	$10,178,441

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$54,438	$42,202
Accrued expenses	89,312	92,622
Current maturities of long-term debt	23,000	643,145
Deferred revenue	183,978	235,668
Accrued interest	32,088	57,496
Current lease liabilities	270,922	273,464
Other current liabilities	14,105	18,662

Total current liabilities	667,843	1,363,259
Long-term liabilities:
Long-term debt, net	12,296,479	11,681,170
Long-term lease liabilities	1,930,943	1,865,686
Other long-term liabilities	432,158	404,161

Total long-term liabilities	14,659,580	13,951,017
Redeemable noncontrolling interests	49,092	35,047
Shareholders’ deficit:
Preferred stock – par value $0.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock – Class A, par value $0.01, 400,000 shares authorized, 107,506 shares and 108,050 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	1,075	1,080
Additional paid-in capital	2,941,520	2,894,060
Accumulated deficit	(7,393,799)	(7,450,824)
Accumulated other comprehensive loss, net	(723,648)	(615,198)

Total shareholders’ deficit	(5,174,852)	(5,170,882)

Total liabilities, redeemable noncontrolling interests, and shareholders’ deficit	$10,201,663	$10,178,441

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (in thousands)

	For the three months ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$255,891	$85,362
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	63,515	180,674
Loss (gain) on remeasurement of U.S. denominated intercompany loans	(24,948)	46,516
Non-cash compensation expense	16,373	21,374
Non-cash asset impairment and decommission costs	9,063	29,284
Deferred and non-cash income tax provision (benefit)	30,179	(1,204)
Other non-cash items reflected in the Statements of Operations	16,878	17,242
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(27,079)	9,107
Prepaid expenses and other assets	(11,327)	(5,513)
Operating lease right-of-use assets, net	31,025	36,084
Accounts payable and accrued expenses	16,799	6,247
Accrued interest	(25,481)	(24,833)
Long-term lease liabilities	(36,051)	(34,848)
Other liabilities	(10,186)	(51,811)

Net cash provided by operating activities	304,651	313,681

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(207,387)	(53,114)
Capital expenditures	(64,756)	(61,393)
Proceeds from sale of investments, net	4,180	20,369
Other investing activities	(5,939)	(9,392)

Net cash used in investing activities	(273,902)	(103,530)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under Revolving Credit Facility	40,000	(80,000)
Repurchase and retirement of common stock	—	(53,652)
Payment of dividends on common stock	(105,344)	(92,131)
Other financing activities	(569)	(4,993)

Net cash used in financing activities	(65,913)	(230,776)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	3,512	(2,800)
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(31,652)	(23,425)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	283,144	255,509

End of period	$251,492	$232,084

Selected Capital Expenditure Detail

	For the three months ended September 30, 2024	For the nine months ended September 30, 2024
	(in thousands)
Construction and related costs	$38,799	$96,683
Augmentation and tower upgrades	11,644	38,485
Non-discretionary capital expenditures:
Tower maintenance	12,992	33,792
General corporate	1,321	3,640

Total non-discretionary capital expenditures	14,313	37,432

Total capital expenditures	$64,756	$172,600

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at June 30, 2024	17,461	22,283	39,744
Sites acquired during the third quarter	38	13	51
Sites built during the third quarter	9	138	147
Sites decommissioned/reclassified/sold during the third quarter	(31)	(149)	(180)

Sites owned at September 30, 2024	17,477	22,285	39,762

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months ended September 30,		For the three months ended September 30,		For the three months ended September 30,
	2024	2023	2024	2023	2024	2023
	(in thousands)
Segment revenue	$464,860	$468,371	$160,837	$169,069	$41,898	$45,104
Segment cost of revenues (excluding depreciation, accretion, and amort.)	(68,908)	(66,768)	(49,040)	(51,509)	(32,391)	(31,493)

Segment operating profit	$395,952	$401,603	$111,797	$117,560	$9,507	$13,611

Segment operating profit margin	85.2%	85.7%	69.5%	69.5%	22.7%	30.2%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin; (ii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iii) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); and (v) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition.

Specifically, we believe that:

(1)	Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2)

Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3)

FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of (1) our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods and the non-cash portion of our reported tax provision. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4)

Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5)	Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2020 Senior Notes and 2021 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the financial metrics listed in the table below by dividing the current period’s financial results by the average monthly exchange rates of the prior year period, and by eliminating the impact of the remeasurement of our intercompany loans. The table below provides the reconciliation of the reported growth rate year-over-year of each of such measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure.

	Third quarter 2024 year over year growth rate	Foreign currency impact	Growth excluding foreign currency impact
Total site leasing revenue	(1.8%)	(2.1%)	0.3%
Total cash site leasing revenue	(0.9%)	(2.1%)	1.2%
Int’l cash site leasing revenue	(5.1%)	(7.9%)	2.8%
Total site leasing segment operating profit	(2.2%)	(1.8%)	(0.4%)
Int’l site leasing segment operating profit	(4.9%)	(7.9%)	3.0%
Total site leasing tower cash flow	(0.8%)	(1.9%)	1.1%
Int’l site leasing tower cash flow	(4.2%)	(8.0%)	3.8%
Net income	199.6%	92.7%	106.9%
Earnings per share — diluted	198.4%	89.1%	109.3%
Adjusted EBITDA	(2.0%)	(1.8%)	(0.2%)
AFFO	(1.6%)	(2.3%)	0.7%
AFFO per share	(0.6%)	(2.4%)	1.8%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The table below sets forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months ended September 30,		For the three months ended September 30,		For the three months ended September 30,
	2024	2023	2024	2023	2024	2023
	(in thousands)
Site leasing revenue	$464,860	$468,371	$160,837	$169,069	$625,697	$637,440
Non-cash straight-line leasing revenue	(1,004)	(7,371)	(61)	323	(1,065)	(7,048)

Cash site leasing revenue	463,856	461,000	160,776	169,392	624,632	630,392
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(68,908)	(66,768)	(49,040)	(51,509)	(117,948)	(118,277)
Non-cash straight-line ground lease expense	(873)	(1,062)	1,818	634	945	(428)

Tower Cash Flow	$394,075	$393,170	$113,554	$118,517	$507,629	$511,687

Tower Cash Flow Margin	85.0%	85.3%	70.6%	70.0%	81.3%	81.2%

Forecasted Tower Cash Flow for Full Year 2024

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2024:

	Full Year 2024
	(in millions)
Site leasing revenue	$2,520.0	to	$2,530.0
Non-cash straight-line leasing revenue	(11.5)	to	(6.5)

Cash site leasing revenue	2,508.5	to	2,523.5
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(457.0)	to	(467.0)
Non-cash straight-line ground lease expense	(11.5)	to	(6.5)

Tower Cash Flow	$2,040.0	to	$2,050.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months
	ended September 30,
	2024	2023
	(in thousands)
Net income	$255,891	$85,362
Non-cash straight-line leasing revenue	(1,065)	(7,048)
Non-cash straight-line ground lease expense	945	(428)
Non-cash compensation	16,373	21,374
Other (income) expense, net	(23,700)	48,330
Acquisition and new business initiatives related adjustments and expenses	5,388	5,612
Asset impairment and decommission costs	12,670	33,063
Interest income	(6,999)	(5,266)
Total interest expense (1)	108,088	112,317
Depreciation, accretion, and amortization	63,515	180,674
Provision for taxes (2)	41,514	8,141

Adjusted EBITDA	$472,620	$482,131

Annualized Adjusted EBITDA (3)	$1,890,480	$1,928,524

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)

For the three months ended September 30, 2024 this amount includes $0.8 million of benefit from franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses. For the three months ended September 30, 2023, this amount includes $0.3 million of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended September 30,
	2024	2023
	(in thousands)
Total revenues	$667,595	$682,544
Non-cash straight-line leasing revenue	(1,065)	(7,048)

Total revenues minus non-cash straight-line leasing revenue	$666,530	$675,496

Adjusted EBITDA	$472,620	$482,131

Adjusted EBITDA Margin	70.9%	71.4%

Forecasted Adjusted EBITDA for Full Year 2024

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2024:

	Full Year 2024
	(in millions)
Net income	$765.5	to	$800.5
Non-cash straight-line leasing revenue	(11.5)	to	(6.5)
Non-cash straight-line ground lease expense	(11.5)	to	(6.5)
Non-cash compensation	76.0	to	71.0
Loss from extinguishment of debt, net	4.5	to	4.5
Other expense, net	166.0	to	166.0
Acquisition and new business initiatives related adjustments and expenses	27.5	to	22.5
Asset impairment and decommission costs	120.5	to	115.5
Interest income	(43.5)	to	(38.5)
Total interest expense (1)	457.5	to	447.5
Depreciation, accretion, and amortization	277.0	to	267.0
Provision for taxes (2)	62.0	to	57.0

Adjusted EBITDA	$1,890.0	to	$1,900.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes, which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share

The tables below set forth the reconciliations of FFO, AFFO, and AFFO per share to their most comparable GAAP measurement.

	For the three months ended September 30,
	2024		2023
	(in thousands)	($ per share)	(in thousands)	($ per share)
Net income	$255,891	$2.37	$85,362	$0.78
Real estate related depreciation, amortization, and accretion	61,993	0.57	179,076	1.64
Asset impairment and decommission costs	12,670	0.12	33,063	0.30

FFO	$330,554	$3.06	$297,501	$2.72
Adjustments to FFO:
Non-cash straight-line leasing revenue	(1,065)	(0.01)	(7,048)	(0.06)
Non-cash straight-line ground lease expense	945	0.01	(428)	—
Non-cash compensation	16,373	0.15	21,374	0.20
Adjustment for non-cash portion of tax provision (benefit)	30,179	0.28	(1,205)	(0.01)
Non-real estate related depreciation, amortization, and accretion	1,522	0.01	1,598	0.01
Amortization of deferred financing costs and debt discounts and non-cash interest expense	12,377	0.11	12,995	0.12
Other (income) expense, net	(23,700)	(0.21)	48,330	0.44
Acquisition and new business initiatives related adjustments and expenses	5,388	0.05	5,612	0.05
Non-discretionary cash capital expenditures	(14,313)	(0.13)	(14,678)	(0.13)

AFFO	$358,260	$3.32	$364,051	$3.34
Adjustments for joint venture partner interest	(1,553)	(0.01)	(1,217)	(0.01)

AFFO attributable to SBA Communications Corporation	$356,707	$3.31	$362,834	$3.33

Diluted weighted average number of common shares		107,922		108,891

Forecasted AFFO for the Full Year 2024

The tables below set forth the reconciliations of the forecasted AFFO and AFFO per share set forth in the Outlook section to their most comparable GAAP measurements for the full year 2024:

(in millions, except per share amounts)	Full Year 2024
	(in millions)			($ per share)
Net income	$765.5	to	$800.5	$7.08	to	$7.41
Real estate related depreciation, amortization, and accretion	263.0	to	258.0	2.43	to	2.39
Asset impairment and decommission costs	120.5	to	115.5	1.11	to	1.07

FFO	$1,149.0	to	$1,174.0	$10.62	to	$10.87
Adjustments to FFO:
Non-cash straight-line leasing revenue	(11.5)	to	(6.5)	(0.11)	to	(0.06)
Non-cash straight-line ground lease expense	(11.5)	to	(6.5)	(0.11)	to	(0.06)
Non-cash compensation	76.0	to	71.0	0.70	to	0.66
Adjustment for non-cash portion of tax provision	17.0	to	17.0	0.16	to	0.16
Non-real estate related depreciation, amortization, and accretion	14.0	to	9.0	0.13	to	0.08
Amortization of deferred financing costs and debt discounts and non-cash interest expense	53.0	to	54.0	0.49	to	0.50
Loss from extinguishment of debt, net	4.5	to	4.5	0.04	to	0.04
Other expense, net	166.0	to	166.0	1.54	to	1.54
Acquisition and new business initiatives related adjustments and expenses	27.5	to	22.5	0.25	to	0.21
Non-discretionary cash capital expenditures	(57.0)	to	(51.0)	(0.51)	to	(0.49)

AFFO	$1,427.0	to	$1,454.0	$13.20	to	$13.45
Adjustments for joint venture partner interest	(6.0)	to	(6.0)	(0.06)	to	(0.06)
AFFO attributable to SBA Communications

Corporation	$1,421.0	to	$1,448.0	$13.14	to	$13.39

Diluted weighted average number of common shares (1)				108.1	to	108.1

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2024.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

September 30, 2024
(in thousands)
2014-2C Tower Securities	$620,000
2019-1C Tower Securities	1,165,000
2020-1C Tower Securities	750,000
2020-2C Tower Securities	600,000
2021-1C Tower Securities	1,165,000
2021-2C Tower Securities	895,000
2021-3C Tower Securities	895,000
2022-1C Tower Securities	850,000
Revolving Credit Facility	160,000
2024 Term Loan	2,288,500

Total secured debt	9,388,500
2020 Senior Notes	1,500,000
2021 Senior Notes	1,500,000

Total unsecured debt	3,000,000

Total debt	$12,388,500

Leverage Ratio
Total debt	$12,388,500
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(263,603)

Net debt	$12,124,897

Divided by: Annualized Adjusted EBITDA	$1,890,480

Leverage Ratio	6.4x

Secured Leverage Ratio
Total secured debt	$9,388,500
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(263,603)

Net Secured Debt	$9,124,897

Divided by: Annualized Adjusted EBITDA	$1,890,480

Secured Leverage Ratio	4.8x